UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                       Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number - 0-00082

                     NORTH CAROLINA NATURAL GAS CORPORATION

             (Exact name of registrant as specified in its charter)

                             411 Fayetteville Street
                                Raleigh, NC 27601
                                 (919) 546-6111

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                          Common Stock, par value $0.10

            (Title of each class of securities covered by this Form)

                                      None

                  (Title of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

                        Please place an X in the box(es) to designate the
                    appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)  {X}          Rule 12-h-3(b)(1)(ii) { }
                  Rule 12g-4(a)(1)(ii) { }          Rule 12h-3(b)(2)(i)   { }
                  Rule 12-g-4(a)(2)(i) { }          Rule 12h-3(b)(2)(ii)  { }
                  Rule 12g-4(a)(2)(ii) { }          Rule 15d-6            { }
                  Rule 12h-3(b)(1)(i)  { }

                  Approximate number of holders of record as of the certification or notice date:

                                       One

           Pursuant to the requirements of the Securities Exchange Act of 1934, North Carolina Natural Gas Corporation has caused this certification/notice to be
         signed on its behalf by the undersigned duly authorized person.


 DATE: November 14, 2000                    BY: /s/ Donald K. Davis
                                               --------------------------
                                                  Name:  Donald K. Davis
                                                  Title: Chief Executive Officer